September 29, 1994




Mr. R. Lee Haney
Vice President and
Chief Financial Officer
Orange and Rockland Utilities, Inc.
One Blue Hill Plaza
Pearl River, NY   10965

Dear Mr. Haney:

In connection with and as part of the consideration for your retention by Orange and Rockland Utilities, Inc. and election as Vice President and Chief Financial Officer, the Board wishes to enter into this letter agreement concerning your participation in the Officers' Supplemental Retirement Plan of Orange and Rockland Utilities, Inc. (the "Plan").

Upon your election as an officer, you will become a participant in the Plan and your participation will be governed in all respects by the terms of the Plan, except to the extent specificially provided otherwise as follows:

     1. Upon your participation in the Plan, you shall be treated as having satisfied the five years of Service as an Officer requirement for purposes of eligibility for a Vested Retirement Allowance, other Retirement Allowances and Death Allowance protection, but not for the purpose of the calcu-lation of the amount of any such Allowance.

     2. A year of Service shall be granted under the Plan for the 1994 Plan Year regardless of the number of hours of service otherwise required or completed.
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Mr. R. Lee Haney
Page 2
September 29, 1994




     3. For each of the first five years of Service you complete under the Plan (including 1994), you will receive credit under the Plan for two years of Service. Accordingly, at the end of 1994, you will have credit for two years of Service under the Plan. If you complete a year of Service under the Plan in 1995, you will then have four years of Service under the the Plan, and so on through 1998. Thereafter, you will be credited with one year of Service under the Plan for each year of Service you complete under the Plan in accordance with its terms.

     4. Because at that time you will be considered to have completed eleven years of Service under the Plan, once you have actually completed six years of Service under the Plan, in accordance with
         Section 2(B) of the Plan, your compensation covered by the Plan shall include a portion of your corporate performance based annual award declared under the Annual Incentive Plan provisions of the Company's Incentive Compensation Plan.

     5. In the event your Final Average Compensation must be determined at such time when you have not been an Officer covered by the Plan for 36 months, your Final Average Compensation shall be computed by taking the sum of your compensation (on a monthly basis) covered by the Plan for each month you are an Officer covered by the Plan and dividing the sum by that number of months.
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Mr. R. Lee Haney
Page 3
September 29, 1994



In all other respects, the terms of the Plan shall be applicable with respect to your participation and benefit under the Plan.

Please indicate your acceptance of this letter agreement by signing the extra copy provided and returning it to us.


                                  /s/H. Kent Vanderhoef
                                  _______________________
                                   H. Kent Vanderhoef
                                  Chairman of the Board


                                  /s/Frank A. McDermott, Jr.
                                  _______________________
                                  Frank A. McDermott, Jr.
                                  Chairman, Compensation
                                  Committee of the Board

     I accept the foregoing letter agreement concerning my

participation in the Officers' Supplemental Retirement Plan

of Orange and Rockland Utilities, Inc. and evidence my

acceptance by setting forth my signature this __6th__ day of

__October__, 1994.


WITNESS:


_/s/Krystyna M. Romas_______        __/s/R. Lee Haney____
                                            R. Lee Haney








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